Exhibit 10.2
20 Firstfield Road
Gaithersburg, MD 20878
T 240-268-2000
F 240-268-2100

www.novavax.com
Nasdaq: NVAX

July 12, 2021

James P. Kelly
[***]

Dear Jim,

I am pleased to offer you the full time position of Executive Vice President & Chief Financial Officer at Novavax, Inc. In this position you will report Stan Erck, President & Chief Executive Officer. Your first day of employment is expected to be on or about August 16, 2021.

This offer is contingent upon the following:

•Successful and satisfactory completion of our standard background check. All information provided by you in your employment application, interviews, and any other verbal or written correspondence will be verified by a third party background checking company or by Novavax. Any discrepancies found may delay your start date or could potentially cause withdrawal of this offer. Candidates cannot begin employment until the background check is completed, including verification of current employment.

•Your assurance that there are no contractual or other obligations owed by you to previous employers or other parties that would in any way limit your ability to perform your job at the Company. If there are any obligations that might limit your ability to perform, such matters must be disclosed and resolved prior to commencement of employment.

•Successful verification of your employment eligibility in the United States. In order to verify this information, please be prepared to produce acceptable documents. BY FEDERAL LAW, IT IS REQUIRED THAT YOU PRESENT THIS DOCUMENTATION WITHIN THREE DAYS OF YOUR START AT WORK.

The specific terms of this offer are outlined in the enclosed Employment Agreement, and include the following:

SALARY: Your initial annualized base salary will be $490,000 per year, payable semi-monthly, less applicable payroll taxes and authorized deductions.

BONUS PROGRAM: You will be eligible to participate in the Company’s annual incentive bonus program beginning in 2021, under which award payments, if any, will be based on performance criteria and milestones to be determined by the Company, and you will be paid in
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the following year in which the compensation is earned. Your bonus at 100% of target will be 45% of your earnings for the performance year.

ONE TIME SIGNING BONUS: You are eligible to receive a one-time signing bonus of
$100,000, which will become payable within 30 days of commencement of your employment with Novavax. The signing bonus will be paid on a regularly scheduled pay date and is subject to applicable withholdings and deductions. You agree that in the event that (i) you resign from the company before you have completed twenty-four (24) full months of service or (ii) the Company terminates your employment for any reason other than a reduction in force before you have completed twenty-four (24) full months of service, you will then, within seven (7) days of such resignation or termination, refund to the Company the gross amount of the signing bonus paid hereunder; however the repayment will be reduced by 25% for each 6 month period of service completed.

EMPLOYEE EQUITY PLAN: As an employee, you will participate in the Employee Equity Plan (”Plan”) established from time to time by the Board of Directors. The objective of the Plan is to allow employees and other stakeholders to build an equity stake in the Company and thereby participate directly in the Company’s long-term success. Following hiring grants, equity is generally granted to all employees annually at the end of the calendar year.

STOCK OPTIONS: Upon approval by the Board of Directors or your employment start date (whichever is later) you will receive an initial stock option grant of 14,200 shares of Company common stock, at an exercise price equal to fair market value on the date the options are granted. These stock options are subject to plan limits within the 2015 Stock Option Plan and will vest 25% after the first year from the date of grant and monthly thereafter for the following 36 months. The options will be non- qualified stock options to the extent permitted by law and our plan.

RESTRICTED STOCK UNITS: Subject to approval by the Company’s Board of Directors and plan limits within the 2015 Stock Option Plan, you will be granted 7,100 Restricted Stock Units (“RSUs”). You will be restricted from any activity (selling or transferring) in such RSUs until vested; RSUs will vest in three years, one-third per year on the anniversary of the date of grant. You will be responsible for all taxes owed on such Stock as of the date of vesting, and Novavax will be entitled to sell sufficient Stock to address any tax withholdings as further specified in an RSU Agreement between you and the Company.

Your employment and compensation with Novavax are “at will”. At will employment is defined as an employee/employer relationship which may be ended by either the employee or employer at any time, without cause, except as otherwise provided by law or defined in the terms of the Employment Agreement.

Jim, if you agree with and accept the terms of this offer letter and the Employment Agreement, please sign below and return this letter and the Employment Agreement to my office. We are confident your employment with Novavax will prove mutually beneficial, and we look forward to you joining the Novavax team.

Sincerely,          Accepted by:

/s/ Jill Hoyt______________          /s/ James P. Kelly_________________
Jill Hoyt
Executive Vice President         James P. Kelly Date Chief Human Resources Officer